Calculation of Filing Fee Tables
S-8
CubeSmart
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares of Beneficial Interest, $0.01 par value per share, reserved for issuance pursuant to the Amended and Restated CubeSmart 2007 Equity Incentive Plan	Other	5,000,000	$ 42.49	$ 212,450,000.00	0.0001531	$ 32,526.10
Total Offering Amounts:						$ 212,450,000.00		$ 32,526.10
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 32,526.10
Offering Note
[1]	Consists of common shares of beneficial interest, par value $0.01 per share ("Common Shares") of CubeSmart (the "Registrant") reserved for issuance under the Amended and Restated CubeSmart 2007 Equity Incentive Plan (the "Plan"). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional Common Shares of the Registrant that become issuable under the Plan by reason of any future share dividend, share split, recapitalization, or similar event or change that increases the number of the Registrant's outstanding Common Shares. Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the Common Stock as reported on the New York Stock Exchange on May 15, 2025, or $42.49 (rounded up to the nearest cent).